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                                                                     EXHIBIT 5.1

                           [Irell & Manella Letterhead]


                                 March 24, 1994




Bell Industries, Inc.
11812 San Vicente Boulevard
Los Angeles, California  90049-5069

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on March 25, 1994, in connection with the offer of certain selling stockholders named therein (the "Selling Stockholders") to sell from time to time up to 187,200 shares (the "Shares") of the Common Stock, par value $.25, and warrants to purchase 187,200 shares of Common Stock (the "Warrants") of Bell Industries, Inc. (the "Company"). As your counsel in connection with this transaction, we have examined the applicable warrant agreement and the Warrants, the proceedings proposed to be taken in connection with said offer and sale of the Shares and the Warrants, and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

         Based on these examinations, it is our opinion that the Warrants are legally and validly issued, fully paid and non-assessable; and the Shares, when issued upon exercise of the Warrants in the manner therein provided, will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.



                                                   Very truly yours,

                                                   /s/ Irell & Manella

                                                   Irell & Manella



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